Exhibit 4.7

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	NAME AND ADDRESS OF COMPANY

Score Media and Gaming Inc. (“theScore”)
500 King Street West, Fourth Floor
Toronto, Ontario
M5V 1L9

2.	DATE OF MATERIAL CHANGE

November 30, 2020

3.	PRESS RELEASE

The press release was issued on November 30, 2020, and was disseminated through the facilities of recognized newswire services. A copy of the press release was filed on the System for Electronic Document Analysis and Retrieval (SEDAR) and is attached to this report as Schedule A.

4.	SUMMARY OF MATERIAL CHANGE

On November 30, 2020, theScore entered into an agreement (the “Bid Letter”) with a syndicate of underwriters led by Canaccord Genuity Corp. and Eight Capital (collectively, the “Underwriters”) for the Underwriters to purchase, on a bought deal basis, 28,572,000 Class A Subordinate Voting Shares of theScore (“Class A Shares”, and each, a “Class A Share”) at a price of $1.40 per Class A Share by way of short form prospectus to be filed in each of the Provinces of Canada, except Québec, for gross proceeds of $40,000,800 (the “Offering”) and including an over-allotment option (the “Over-Allotment Option”) granted to the Underwriters to purchase up to an additional 4,285,800 Class A Shares (each, an “Over-Allotment Share”) at a price of $1.40 per Over-Allotment Share for gross proceeds of up to $6,000,120. The aggregate gross proceeds of the Offering could be up to $46,000,920 if the Underwriters exercise the Over-Allotment Option in full.

5.	FULL DESCRIPTION OF MATERIAL CHANGE

5.1            Full Description of Material Change

See the press release dated November 30, 2020, attached hereto as Schedule “A” for additional information.

5.2            Disclosure for Restructuring Transactions

Not applicable.

6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

7.	OMITTED INFORMATION

No information has been intentionally omitted from this form.

8.	EXECUTIVE OFFICER

For further information contact Alvin Lobo, Chief Financial Officer at (416) 479-8812 x2206.

9.	DATE OF REPORT

December 2, 2020.

SCHEDULE A

(See attached)

NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES OR FOR DISSEMINATION

 IN THE UNITED STATES

theScore Announces $40 Million Bought Deal Financing

November 30, 2020 – TORONTO – Score Media and Gaming Inc. (“theScore” or the “Company”) (TSX: SCR) is pleased to announce that it has entered into an agreement with a syndicate of underwriters led by Canaccord Genuity Corp. and Eight Capital (collectively, the “Underwriters”), pursuant to which the Underwriters have agreed to purchase, on a bought deal basis, 28,572,000 Class A Subordinate Voting Shares of the Company (“Offered Shares”) at a price of $1.40 per Offered Share (the “Issue Price”) for gross proceeds to the Company of $40 million (the “Offering”).

In addition, theScore has granted the Underwriters an option, exercisable at any time, in whole or in part, until the date that is 30 days following the closing of the financing, to purchase up to an additional 4,285,800 Class A Subordinate Voting Shares of the Company solely to cover over-allotments, if any, and for market stabilization purposes. In the event the over-allotment option is exercised in full, the aggregate gross proceeds of the Offering will be $46 million.

theScore intends to use the net proceeds from the Offering for working capital and general corporate purposes, including the growth and expansion of theScore Bet’s operations in the U.S. and Canada by supporting the deployment and operation of theScore Bet and user acquisition and retention in jurisdictions where the Company is, or will be, operating.

The Offering will be conducted by way of a short form prospectus to be filed in all the provinces of Canada, excluding Quebec, and elsewhere on a private placement basis in sales exempt from applicable prospectus and/or registration requirements. The Offering is scheduled to close on or about December 17, 2020 and is subject to customary closing conditions, including listing of the Offered Shares on the Toronto Stock Exchange and any required approvals of the exchange and applicable securities regulatory authorities.

The Offered Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws. Accordingly, the Offered Shares may not be offered or sold within the United States, its territories or possessions, any state of the United States or the District of Columbia (collectively, the “United States”) except in transactions exempt from the registration requirements of the U.S. Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any Offered Shares within the United States.

About Score Media and Gaming Inc.

Score Media and Gaming Inc. empowers millions of sports fans through its digital media and sports betting products. Its media app ‘theScore’ is one of the most popular in North America, delivering fans highly-personalized live scores, news, stats, and betting information from their favorite teams, leagues, and players. The Company’s sports betting app ‘theScore Bet’ delivers an immersive and holistic mobile sports betting experience and is currently available to place wagers in New Jersey, Colorado and Indiana. Publicly traded on the Toronto Stock Exchange (SCR), theScore also creates and distributes innovative digital content through its web, social and esports platforms.

For further information contact:

James Bigg

Sr. Manager, Communications

Score Media & Gaming Inc.

Email: james.bigg@thescore.com

Phone: 416-479-8812 ext. 2366

Alvin Lobo

Chief Financial Officer

Score Media and Gaming Inc.

Email: alvin.lobo@thescore.com

Tel: 416-479-8812 ext. 2206

Forward-Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “may”, “would”, “could”, “will”, “believes”, “plans”, “anticipates”, “estimates”, “expects” or “intends” and other similar statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Forward- looking statements include, without limitation, statements regarding the expected timing and completion of the Offering and the anticipated use of proceeds of the Offering. Such statements reflect theScore’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward looking statements, including among other things, those which are discussed under the heading “Risk Factors” in the Company’s current Annual Information Form dated October 28, 2020 as filed with applicable Canadian securities regulatory authorities and available on SEDAR under the Company’s profile at www.sedar.com and elsewhere in documents that theScore files from time to time with such securities regulatory authorities, including its relevant Management’s Discussion & Analysis of the financial condition and results of operations of the Company. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results could differ materially from the expectations expressed in these forward-looking statements. The Company does not intend, and does not assume any obligation, to update these forward-looking statements except as required by applicable law or regulatory requirements.